Exhibit 99.1

INTCOMEX, INC. ANNOUNCES APPOINTMENT OF ADOLFO HENRIQUES TO BOARD OF DIRECTORS

MIAMI, FL – March 4, 2008—Intcomex, Inc., announced today the appointment of Adolfo Henriques to its Board of Directors and as Chairman of the Compensation Committee. Mr. Henriques’ appointment increases the Board to eight Directors, six of whom are independent members within the meaning of applicable NASDAQ listing standards.

Until December 2007, Mr. Henriques, 54, was Chairman, President and CEO of Florida East Coast Industries (“FECI”), a NYSE-listed company prior to its acquisition in 2007, whose interests included a regional freight railroad from Jacksonville to Miami. Prior to joining FECI in 2005, Mr. Henriques held several senior positions in the banking industry. He served as CEO of the South Region for Regions Bank from 1998 to 2005 and prior to that held various positions with Bank of America’s predecessor banks since 1986, including Chairman of Nationsbank in South Florida and Executive Vice President of Barnett Bank. Mr. Henriques began his career as a Certified Public Accountant. He earned a Master’s Degree in Accounting from Florida International University and a B.A. in Business from St. Leo College.

Mr. Henriques is also an esteemed member of the Miami community. He was the recipient of the Woodrow Wilson Award for Corporate Citizenship and was named among the twelve “most powerful people” in Miami by The Miami Herald. Mr. Henriques is active in numerous civic organizations. He is the immediate past Chairman for the Greater Miami Chamber of Commerce, Regional Chair of the Southeast Region for the Florida Chamber of Commerce, and serves on the Orange Bowl Committee and the Miami Business Forum. He is also the past Chairman of the Board of Trustees for Florida International University. Mr. Henriques is currently a member of the board of directors of Boston Private Financial Holdings, Inc.

“We welcome Adolfo’s appointment to our Board of Directors,” commented Anthony Shalom, Intcomex CEO and Chairman. “Adolfo brings extensive industry knowledge of logistics and distribution as well as a strong financial background. He is also a highly respected member of the Miami community where our headquarters are based and where we maintain our primary distribution operations. We look forward to Adolfo’s contribution as a member of our Board as we further solidify Intcomex’s position as the leading distributor of IT products to Latin America and the Caribbean.”

ABOUT INTCOMEX

Intcomex is a United States-based value-added distributor of IT products to Latin America and the Caribbean with a broad in-country presence in this region. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 40,000 customers in 45 countries.

Contacts:

Intcomex, Inc., Miami

Arturo Esguerra, Regional Marketing & Communications

Manager, 305-477-6230 Ext 500401

ir@intcomex.com

The Blueshirt Group, Investor Relations

Jonathan Schaffer/Mollie McAlary

212-551-1452 or 212-551-1459

ir@intcomex.com